Exhibit 23.1
INDEPENDENT AUDITORS’ CONSENT
We consent to the incorporation by reference in Registration Statement Nos. 33-92053, 33-2171, 33-17848 (Post-Effective Amendment No. 1), 33-33803, 33-33807, 33-39323, 33-36911, 33-45176, 33-45231, 33-45233, 33-56952, 33-58708, 33-72158, 033-55265 (Post-Effective Amendment No. 1), 033-60379, 033-63547, 333-11639, 333-15923, 333-29099, 333-70459, 333-74371, 333-34726, 333-44508, 333-50992, 333-59504, 333-64988, 333-76764, 333-109983, 333-122441, 333-129785 and 333-134610 of 3Com Corporation on Form S-8 of our report dated March 19, 2007, relating to the consolidated financial statements of Huawei-3Com Co., Ltd. as of December 31, 2006 and for the year then ended, appearing in this Current Report on this Form 8-K/A of 3Com Corporation.
/s/ Deloitte Touche Tohmatsu CPA Ltd.
Shanghai, People’s Republic of China
June 7, 2007